Exhibit 10.1

$875,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

ROUNDY’S SUPERMARKETS, INC.,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent

LASALLE BANK NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A.,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK
NEDERLAND”, NEW YORK BRANCH,
as Co-Documentation Agents

Dated as of November 3, 2005

BEAR, STEARNS & CO. INC. and GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arrangers and Joint Bookrunners

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ANNEX:
A	Pricing Grid
B	Extension Fee Rate Grid

SCHEDULES:

1.1A	Commitments
1.1B	Existing Surveys
1.1C	Existing Title Policies
1.1D	Mortgaged Property
3.7	Existing Letters of Credit
5.6	Litigation
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens
8.8	Investments
8.10	Affiliate Contracts
8.13	Negative Pledge Agreements
8.14	Restrictions on Subsidiary Distributions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Kirkland & Ellis LLP
F-2	Form of Legal Opinion of Whyte Hirshboeck Dudek S.C. and Vorys, Sater, Seymour & Pease LLP
G	Form of Exemption Certificate
H-1	Form of Term Note
H-2	Form of Revolving Note
H-3	Form Swingline Note
I	Form of Addendum

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 3, 2005, among ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”), JPMORGAN CHASE BANK, N.A. (as successor in interest to Bear Stearns Corporate Lending Inc.), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), and the institutions listed on the cover page, as documentation agents (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower, Roundy’s Acquisition Corp., a Delaware corporation (“Holdings”), Bear Stearns Corporate Lending Inc., as administrative agent, the several banks and other financial institutions or entities from time to time parties thereto, and certain other parties are parties to a Credit Agreement, dated as of June 6, 2002 (as amended, the “Existing Credit Facility”);

WHEREAS, the Borrower desires to amend and restate the Existing Credit Facility to, among other things, (a) refinance the approximately $118,000,000 of outstanding Existing Term Loans (as hereinafter defined) with new Term Loans (as hereinafter defined), (b) permit a portion of the proceeds of the new Term Loans to be used by the Borrower to repurchase approximately $297,700,000 of its 8.875% Senior Subordinated Notes due 2012 (the events described in clauses (a) and (b), the “Refinancing”), (c) permit a portion of the proceeds of the new Term Loans to be used by the Borrower to make a distribution in an amount of $280,000,000 to Holdings to permit Holdings to make a distribution to its shareholders in such amount (the “Special Dividend”) and (d)  make certain other amendments to the Existing Credit Facility;

WHEREAS, in order to effect the Refinancing, (a) on October 4, 2005, the Borrower commenced a tender offer and consent solicitation with respect to the Existing Notes, pursuant to which the Borrower offered to purchase 100% of the Existing Notes and solicited consents to an amendment (the “Existing Note Indenture Amendment”) to the Existing Note Indenture to substantially eliminate the covenants and certain events of default currently contained in the Existing Note Indenture (the “Debt Tender Offer and Consent Solicitation”) and (b) the Borrower will roll-over and leave outstanding approximately $56,000,000 of existing Capital Lease Obligations (the “Existing Debt Roll-Over”);

WHEREAS, the Borrower has requested that the Existing Lenders (as hereinafter defined) amend and restate the Existing Credit Facility as provided in this Agreement and that certain of the Lenders make available the Term Loans; and

WHEREAS, the Lenders are willing to provide the Term Loans and amend and restate the Existing Credit Facility upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Closing Date, as provided in Section 11.19, the Existing Credit Facility shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accepting Lenders”:  as defined in Section 4.1(a).

“Acquired Person”: as to any Person, any other Person (i) all of the Capital Stock of which is owned by such Person and (ii) which is consolidated with such Person in accordance with GAAP.

“Acquisition”:  as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person in related, complementary or ancillary line of business as such Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be (i) an Acquired Person of such Person and (ii) a Subsidiary Guarantor, (b) all or substantially all of the assets of any other Person in related, complementary or ancillary line of business as such Person or (c) assets constituting one or more business units (which may include any individual store or groups of stores) of any other Person used in a related, complementary or ancillary line of business of such Person.  It is understood that the term “Acquisition” shall include the New Albertson’s Acquisition. “Addendum”:  an instrument, substantially in the form of Exhibit I, by which a Lender becomes a party to this Agreement on the Closing Date.

“Additional Extension of Credit”:  as defined in Section 11.1.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the preamble to this Agreement.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent, the Lead Arrangers, the Syndication Agent and the Co-Documentation Agents (and the Third Amendment Arranger, the Third Amendment Documentation Agent and the Third Amendment Syndication Agent), which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s

Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Credit Agreement.

“Applicable Margin”:  (a) with respect to the Existing Term Loans, for each Type of Loan, the rate per annum set forth under the relevant column for such Type of Loan in the Credit Agreement immediately prior to giving effect to the Second Amendment, (b) for each Type of Term Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Term Loans	1.75%	2.75%

and (c) for each Type of Revolving Loan and/or Swingline Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	2.00%	3.00%

; provided that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the date which is six months after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 11.6(b).

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i), (j) or (k) of Section 8.5) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof, in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value, in the case of other non-cash proceeds) in excess of $3,000,000.

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitments”: as to any Revolving Lender, at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.0%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”:  as defined in Section 11.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble to this Agreement.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 5.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; but excluding any such expenditure:  (i) which is financed with the Net Cash Proceeds of a Recovery Event as permitted by Section 4.2(b), (ii) relating to the purchase price of an Acquisition or an Investment permitted under Section 8.8, (iii) made by the Borrower or any Subsidiary Guarantor as a tenant to finance leasehold improvements, to the extent such expenditures are reimbursed by the landlord, (iv) to effect any Sale and Leaseback Transactions permitted under Section 8.11, (v) that is financed with the proceeds of a Disposition permitted by Section 8.5(a) and 8.5(f), and (vi) which is financed with the Net Cash Proceeds of Excluded Sponsor Capital Stock.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) U.S. Dollars, (b) securities issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within twelve months from the date of acquisition, (c) certificates of deposit, time or demand deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a Thomson Bank Watch Rating of at least B, (d) commercial paper of an issuer rated no lower than A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition, (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (c) above, (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) having one of the two highest rating categories obtainable from either Moody’s or S&P, (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition, or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“CLO”: as defined in Section 11.6(b).

“Closing Date”:  the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived (in accordance with Section 11.1), which date is November 3, 2005.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”:  as defined in the preamble to this Agreement.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  0.50% per annum.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated October, 2005 and furnished to the Lenders.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) any Indebtedness of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (except in the case of clause (j) below), the sum of (a) income tax expense (including, without duplication, franchise and foreign withholding taxes and any state single business unitary or similar tax), (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Existing Credit Facility and the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill impairment) and organization costs and any goodwill impairment loss recognized by FAS No. 142, (e) any extraordinary charges, expenses or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of Holdings (to the extent attributable to work performed on behalf of the Borrower), the Borrower or any of its Subsidiaries, (g) any other non-cash charges, non-cash expenses or non-cash losses of Holdings (to the extent attributable to work performed on behalf of the Borrower), the Borrower or any of its Subsidiaries (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period, but including non-cash charges arising out of the restructuring, consolidation, severance or discontinuance of any portion of the operations, employees and/or management of Holdings (to the extent attributable to work performed on behalf of the Borrower), the Borrower and its Subsidiaries); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (h) costs, fees and expenses incurred in connection with the Transactions or the issuance, payment or exchange of the Notes, (i) reasonable costs, fees and expenses incurred in connection with Dispositions made in reliance on Section 8.5(a) (but only to the extent it is a Disposition of “surplus” property) and Section 8.5(f), in each case, as permitted herein, (j) the cash proceeds of any business interruption insurance to the extent such proceeds are not included in determining Consolidated Net Income for such period (k) one-time charges incurred in connection with the Shutdown not to exceed $28,000,000 in the aggregate and (l) any costs, fees and expenses incurred in connection with the negotiation and execution of the Third Amendment, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Senior Secured Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive)

attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, as determined in accordance with Regulation S-X (except as determined reasonably and in good faith by the chief financial officer of the Borrower and set forth in an officer’s certificate delivered to the Administrative Agent setting forth in reasonable detail the basis for any adjustments which are not in compliance with Regulation S-X, which adjustments are acceptable to the Administrative Agent in its reasonable judgment) and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, as determined in accordance with Regulation S-X (except as determined reasonably and in good faith by the chief financial officer of the Borrower and set forth in an officer’s certificate delivered to the Administrative Agent setting forth in reasonable detail the basis for any adjustments which are not in compliance with Regulation S-X, which adjustments are acceptable to the Administrative Agent in its reasonable judgment).  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,000,000.

“Consolidated EBITDAR”:  for any period, the sum of (a) Consolidated EBITDA for such period, plus (b) Consolidated Lease Expense for such period.

“Consolidated Fixed Charge Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDAR for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”:  for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period and (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans but excluding the scheduled principal payment on the Non-Extended Term Loan Maturity Date in respect of Non-Extended Term Loans).

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding non-cash amortization of deferred financing costs incurred in connection with the Transactions and any future issuance of Indebtedness).

“Consolidated Lease Expense”:  for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP minus the aggregate amount of rental income of the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP; provided, that payments in respect of Capital Lease Obligations shall not constitute Consolidated Lease Expense.

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided, further, that to the extent any earnings of any Subsidiary are excluded from Consolidated Net Income for any period as a result of clause (c) and the applicable prohibition ceases to exist in any future period, such earnings shall be included in Consolidated Net Income for any such future period.

“Consolidated Senior Secured Debt”:  all Consolidated Total Debt which is secured by a Lien.

“Consolidated Senior Secured Leverage Ratio”:  as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, to the extent the same should appear on a consolidated balance sheet of the Borrower as determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”:  the directors of Holdings on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors who were members of such board of directors at the time of such nomination.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Debt Tender Offer and Consent Solicitation”:  as defined in the recitals hereto.

“Declining Lenders”:  as defined in Section 4.1(a).

“Declining Option”:  as defined in Section 4.1(a).

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”:  as defined in Section 8.6.

“Designated Lenders”:  as defined in Section 6.1(a).

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Early Extension Termination Fee”:  with respect to any Extending Term Lender which is a Declining Lender with respect to any prepayment pursuant to Section 4.1 made on or prior to the Non-Extended Term Loan Maturity Date, 1.0% of the aggregate principal amount of such prepayment, payable at the time of such prepayment.

“ECF Percentage”:  (a) 50% with respect to each fiscal year of the Borrower to the extent that the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than 3.0 to 1.0, (b) 25% with respect to each fiscal year of the Borrower to the extent that the Consolidated Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.0 to 1.0 but greater than 2.0 to 1.0 or (c) 0% with respect to each fiscal year of the Borrower to the extent that the Consolidated Leverage Ratio as of the last day of such fiscal year is equal to or less than 2.0 to 1.0.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Investors”:  the Sponsor and certain other investors and management of, and in, Holdings and the Borrower.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as mutually agreed between the Borrower and the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                         Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility with current Interest Periods which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 9; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the net increase during such fiscal year (if any) in long-term deferred tax accounts of the Borrower, (v) any cash received as a result of a net decrease in the outstanding amount of Investments in Investee Stores (as permitted pursuant to Section 8.8(j) during such fiscal year and (vi) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding any such expenditures financed with the principal amount of term Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) all optional prepayments of Funded Debt (other than the Loans and Funded Debt described in clause (b)(ii) above) during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the net decrease during such fiscal year (if any) in long-term deferred tax accounts of the Borrower, (vii) an amount equal to the aggregate net non-cash and, to the extent any cash gain results in a mandatory prepayment under Section 4.2(b) or to the extent such cash gain arises out of a Disposition permitted under Section 8.5(f), 8.5(h) or 8.5(k), cash gain on the Disposition of Property (which shall include any Recovery Event) by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) the amount of non-cash charges added back in prior fiscal years for which Excess Cash Flow is calculated pursuant to this Agreement pursuant to clause (a)(ii) above to the extent any such charge results in a cash payment during such fiscal year, (ix) an amount equal to cash payments made by the Borrower and the Subsidiary Guarantors in respect of (A) Pick ‘n Save Acquisitions, (B) the New Albertson’s Acquisition and (c) Acquisitions in reliance on Section 8.8(i)(A)(w) (in each instance, excluding payments financed with the principal amount of term Indebtedness incurred, and the proceeds from the issuance of Capital Stock issued, to finance such Pick ‘n Save Acquisitions, New Albertson’s Acquisition and Acquisitions in reliance on Section 8.8(i)(A)(w) (but including repayments of any such Indebtedness incurred during such period or any prior period) and any payments financed with the proceeds of any Reinvestment Deferred Amount), (x) payments to fund the underfunding liability of the defined pension plans of the Borrower or any of its Subsidiaries, (xi) any cash payments made during such period pursuant to Restricted Payments permitted under Sections 8.6(b) (excluding amounts expended in reliance on the final proviso thereof), (c), (d) and (i) (excluding, in the case of Section 8.6(i), amounts financed with proceeds of the Revolving Loans), (xii) any cash payments of reasonable costs, fees and expenses incurred in connection with any Acquisition (including the New Albertson’s Acquisition) or Pick ‘n Save Acquisition, (xiii) any cash payments of reasonable costs, fees and expenses incurred in connection with Dispositions made in reliance on Section 8.5 (but only to the extent it is a

Disposition of “surplus” property) and Section 8.5(f) in each case, as permitted herein, (xiv) any extraordinary cash charges, expenses and losses in accordance with GAAP, (xv) any cash payments in respect of a net increase in the outstanding amount of Investments in Investee Stores (as permitted pursuant to Section 8.8(j)) during such fiscal year, (xvi) any cash payments of costs, fees and expenses incurred in connection with the Transactions and (xvii) any cash payments of costs, fees and expenses incurred in connection with the negotiation and execution of the Third Amendment.

“Excess Cash Flow Application Date”:  as defined in Section 4.2(c).

“Excluded Acquisition Capital Stock”:  as defined in Section 8.8(i).

“Excluded Capital Stock”:  the collective reference, without duplication, to (a) Excluded Acquisition Capital Stock, (b) Capital Stock of the Borrower issued or sold to the Borrower, any of its Subsidiaries, any directors, managers, consultants, officers or employees of the Borrower or any of its Subsidiaries, (c) Director’s qualifying shares, (d) Capital Stock of the Borrower issued to directors, managers, consultants, officers or employees of the Borrower or its Subsidiaries in connection with a substantially contemporaneous stock repurchase of Capital Stock from directors, managers, consultants, officers or employees of the Borrower or its Subsidiaries, (e) Capital Stock issued to the holders of Indebtedness in satisfaction of such Indebtedness (other than the Loans) and (f) Capital Stock of the Borrower issued to Holdings or the Sponsor (“Excluded Sponsor Capital Stock”).

“Excluded Indebtedness”:  all Indebtedness permitted by Sections Error! Reference source not found.(a) through (p).

“Excluded Sponsor Capital Stock”:  as defined in the definition of “Excluded Capital Stock”.

“Existing Credit Facility”:  as defined in the recitals to this Agreement.

“Existing Debt Rollover”:  as defined in the recitals to this Agreement.

“Existing Note Indenture”:  the Indenture, dated as of June 6, 2002, entered into by the Borrower, certain of its Subsidiaries and BNY Midwest Trust Company, as trustee, in connection with the issuance of the Existing Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Existing Note Indenture Amendment”:  as defined in the recitals to this Agreement.

“Existing Notes”:  the 8.875% senior subordinated notes due 2012 of the Borrower issued on June 6, 2002 pursuant to the Existing Note Indenture.

“Existing Surveys”:  each of the surveys for the Mortgaged Property as listed on Schedule 1.1B.

“Existing Term Lender”:  each bank and other financial institution or entity party to this Agreement, as this Agreement was in effect immediately prior to giving effect to the Second Amendment.

“Existing Term Loan”:  each loan made by the Existing Term Lenders to the Borrower on the Closing Date pursuant to Section 2.1 of this Agreement, as this Agreement was in effect immediately prior to giving effect to the Second Amendment.

“Existing Title Policies”:  each of the title insurance policies for the Mortgaged Properties as listed on Schedule 1.1C.

“Extended Revolving Commitments”:  as to any Lender, the obligation of such Lender, if any, to make Extended Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Extended Revolving Commitment” under such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Extended Revolving Commitments is $[•] unless otherwise agreed by the Borrower.

“Extended Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Extended Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Extended Revolving Loans”:  Revolving Loans made by Extending Revolving Lenders.

“Extended Revolving Termination Date”:  November 3, 2012.

“Extended Term Loan”:  as to any Lender, the Loans of such Extending Lender in an amount not to exceed the amount set forth under the heading “Extended Term Loan” opposite such Extending Lender’s name on Schedule 1.1A.  The original amount of the Total Extended Term Loans is $[•].

“Extended Term Loan Maturity Date”: November 3, 2013.

“Extending Revolving Lender”:  each Lender that has an Extended Revolving Commitment or that holds Revolving Extensions of Credit made pursuant to an Extended Revolving Commitment.

“Extending Term Lender”:  each Lender that holds Extended Term Loans.

“Extension Fee Rate”:  a rate per annum equal to the sum of (a) 1.50%; provided that the foregoing percentage pursuant to this clause (a) (the “Extension Fee Rate Base Percentage”) shall be adjusted from time to time as set forth in the Extension Fee Rate Grid, and

(b) to the extent positive, (i) 2% less (ii) the Eurodollar Base Rate for a three-month interest period beginning on the first day of the relevant period.

“Extension Fee Rate Grid”:  the grid attached hereto as Annex B.

“Facility”:  each of (a) the Term Loans (the “Term Facility”), and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”:  Badger Assurance Ltd.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings”:  as defined in the recitals to this Agreement.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person (excluding preferred Capital Stock the redemption of which is prohibited until prior repayment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section Error! Reference source not found. and Section 9(e) only, all obligations of such Person in respect of Hedge Agreements; provided, that the amount of Indebtedness for which recourse is limited to an identified asset or assets shall be equal to the lesser of:  (1) the limited amount of such obligation and (2) the fair market value of such asset or assets.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under a particular Facility that would extend beyond the applicable Revolving Termination Date or beyond the applicable Term Loan Maturity Date; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investee Store”:  a Person in which the Borrower or any of its Subsidiaries has invested equity capital, to which it has made loans or for which it has guaranteed loans, in any such case in accordance with the business practice of the Borrower and its Subsidiaries of making equity investments in, making loans to or guaranteeing loans made to Persons in acquiring, remodeling, refurbishing, expanding or operating one or more retail grocery stores.

“Investments”:  as defined in Section 8.8.

“Issuing Lender”:  JPMorgan Chase Bank, N.A. and any other Lender designated as the “Issuing Lender” by the Administrative Agent and the Borrower, in its capacity as issuer of any Letter of Credit.  In the event there is more than one Issuing Lender, the relevant provisions herein and in the other Loan Documents shall be construed accordingly.

“L/C Commitment”:  $40,000,000.

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum, without duplication, of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of

Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Agents”:  the collective reference to the Administrative Agent, the Lead Arrangers and the Syndication Agent.

“Lead Arrangers”:  as defined in the preamble to this Agreement.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  as defined in Section 3.7(a).

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Reaffirmation Agreement and the Loan Notes.

“Loan Notes”:  the collective reference to any promissory notes evidencing Loans.

“Loan Modification Offer”:  as defined in Section 11.21(a).

“Loan Parties”:  Holdings, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments thereunder, the holders of more than 50% of the Total Revolving Commitments thereunder).

“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Disposition”:  as defined in the definition of “Consolidated EBITDA”.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mortgage Amendments”:  each of the modified amended mortgages to be recorded against each Mortgaged Property, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in a form to be agreed between the Borrower and the Administrative Agent (with such changes to such form as shall be advisable under the laws of the jurisdiction in which such modified amended mortgages are to be recorded).

“Mortgaged Properties”:  the real properties listed on Schedule 1.1D, as to which the Administrative Agent for the benefit of the Secured Parties shall be, or have been, granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust, as amended by the Mortgage Amendments, if applicable, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nash Asset Purchase Agreement”:  the Asset Purchase Agreement, dated as of February 24, 2005, between the Borrower and Nash Finch Company, a Delaware corporation, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 8.16.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) amounts provided as a reasonable reserve against any liabilities under any indemnification obligations or purchase price adjustments associated with any Asset Sale (such amounts to be included as Net Cash Proceeds when such reserves are no longer required) and (iv) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Albertson’s Acquisition”:  the acquisition by the Borrower or one of the Subsidiary Guarantors of the “Store Properties” (and certain related assets) as defined in and pursuant to that certain (a) Asset Purchase Agreement, dated as of December 20, 2006, among New Albertson’s, Inc., a Delaware corporation, the Borrower, Mega Marts, LLC, a Wisconsin limited liability company, and the other parties thereto and (b) the Real Estate Sale Agreement, dated as of December 20, 2006, between New Albertson’s, Inc. and Jondex Corp., a Wisconsin corporation.

“Non-Excluded Taxes”:  as defined in Section 4.10(a).

“Non-Executing Persons”:  as defined in Section 6.1(a).

“Non-Extended Revolving Commitments”: as to any Lender, the obligation of such Lender, if any, to make Non-Extended Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Non-Extended Revolving Commitment” under such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Non-Extended Revolving Commitments is $[•].

“Non-Extended Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Non-Extended Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding

“Non-Extended Revolving Loans”:  any Revolving Loan that is not an Extended Revolving Loan.

“Non-Extended Revolving Termination Date”:  November 3, 2010.

“Non-Extended Term Loans”: any Existing Term Loan or Tranche B Term Loan (as defined in this Agreement immediately prior to the effectiveness of the Third Amendment) which is held by a Lender which is not an Extending Lender as of the Third Amendment Effective Date.

“Non-Extended Term Loan Maturity Date”: November 3, 2011.

“Non-Extending Revolving Lender”:  any Revolving Lender that is not an Extending Revolving Lender.

“Non-Responding Lenders”:  as defined in Section 4.1(a).

“Non-U.S. Lender”:  as defined in Section 4.10(d).

“Note Indenture”:  an indenture in form and substance reasonably satisfactory to the Administrative Agent entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of any Notes after the date hereof, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.9.

“Notes”:  any senior or subordinated, unsecured notes of the Borrower issued after the date hereof on terms and conditions reasonably satisfactory to the Administrative Agent.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Optional Prepayment Notice”:  as defined in Section 4.1(a).

“Participant”:  as defined in Section 11.6(c).

“PATRIOT Act”:  as defined in Section 11.18.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  as defined in Section 8.2(h).

“Permitted Amendments”: as defined in Section 11.21(c).

“Permitted Investors”:  the collective reference to the Sponsor and its Control Investment Affiliates.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pick ‘n Save Acquisition”:  an acquisition by the Borrower or any Subsidiary Guarantor of an existing or future licensed Pick ‘n Save retail store and related assets.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Account”: as defined in Section 4.2(c).

“Prepayment Amount”:  as defined in Section 4.1(a).

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Pro Forma Balance Sheet”:  as defined in Section 5.1(a).

“Projections”:  as defined in Section 7.2(c).

“Properties”:  as defined in Section 5.17(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Reaffirmation Agreement”:  the Reaffirmation Agreement, dated as of January 29, 2007, by and among the Loan Parties and the Administrative Agent.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Reference Lender”:  The Bank of New York-Mellon.

“Reference Period”:  as defined in the definition of “Consolidated EBITDA”.

“Refinancing”:  as defined in the recitals to this Agreement.

“Refunded Swingline Loans”:  as defined in Section 3.4(b).

“Refunding Date”:  as defined in Section 3.4(c).

“Register”:  as defined in Section 11.6(b)(iv).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its or one of its Subsidiary’s business or to finance an Acquisition.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Borrower’s or one of its Subsidiary’s business or to finance an Acquisition.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after receipt of a Reinvestment Deferred Amount with respect to such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s or one of its Subsidiary’s business or to finance an Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Second Amendment Effective Date, the sum of (i) the aggregate unpaid principal amount of the Existing Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect and (b) thereafter, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president, chief financial officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person; provided that, for purposes of Section 1.2(e), Responsible Officer shall include any officer of such person with knowledge of or responsibility for compliance with the applicable provisions of the Loan Documents.

“Restricted Payments”:  as defined in Section 8.6.

“Revolving Commitment”:  the collective reference to the Non-Extended Revolving Commitments, if any, and the Extended Revolving Commitments.

“Revolving Commitment Period”:  the period from and including the Closing Date to the applicable Revolving Termination Date.

“Revolving Extension Fee”:   with respect to any Extending Revolving Lender for any period, an amount equal to the sum of (a) an amount calculated at a rate per annum equal to the Extension Fee Rate of, without duplication, the principal amount of Extended Revolving Loans and L/C Obligations of such Extending Revolving Lender outstanding for each day during such period and (b) an amount equal to 0.125% of the amount of the Extended Revolving Commitments of such Extending Revolving Lender minus the Revolving Extensions of Credit (other than the aggregate principal amount of any Swingline Loans then outstanding) of such Extending Revolving Lender outstanding for each day during such period.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 3.1.

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”:  the Extended Revolving Termination Date or the Non-Extended Revolving Termination Date, as applicable, and as to Revolving Extensions of Credit otherwise extended pursuant to a Permitted Amendment, the termination date set forth in the relevant Loan Modification Offer.  Each reference herein to “Revolving Termination Date” shall be deemed to be a reference to the relevant Revolving Termination Date with respect to the relevant Revolving Commitments.

“Sale and Leaseback Transactions”:  as defined in Section 8.11.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Amendment”:  the Second Amendment, dated as of January 29, 2007, to this Agreement.

“Second Amendment Effective Date”:  as defined in Section 16 of the First Amendment, which date is January 29, 2007.

“Secured Parties”:  the collective reference to the Lenders, the Administrative Agent, the Qualified Counterparties, the Issuing Lender and the Swingline Lender.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document or under any Specified Hedge Agreement.

“Shutdown”: the shut-down of operations and closing of three retail grocery stores.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets (as such term is defined in clause (a) above) of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person is, as of such date, able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured; provided, that in computing the amount of any contingent, unliquidated, unmatured or disputed claim at any time, it is intended that such claims will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual, liquidated or matured claim.

“Special Dividend”:  as defined in the recitals to this Agreement.

“Specified Change of Control”:  a “Change of Control” as defined in any Note Indenture.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement, except as contemplated in Section 11.14.

“Sponsor”:  WSP, together with its affiliates and related partners and investors.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Domestic Subsidiary of the Borrower.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 3.3(a).

“Swingline Participation Amount”:  as defined in Section 3.4(c).

“Syndication Agent”:  as defined in the preamble to this Agreement.

“Term Extension Fee”:  with respect to any Extending Term Lender for any period, an amount calculated at a rate per annum equal to the Extension Fee Rate of the principal amount of Extended Term Loans of such Extending Term Lender outstanding for each day during such period.

“Term Lender”:  each Lender that holds a Term Loan.

“Term Loan”:  the collective reference to the Non-Extended Term Loans and the Extended Term Loans.

“Term Loan Maturity Date”: as to Non-Extended Term Loans, the Non-Extended Term Loan Maturity Date and as to Extended Term Loans, the Extended Term Loan Maturity Date.  Each reference herein to “Term Loan Maturity Date” shall be deemed to be a reference to the relevant Term Loan Maturity Date with respect to the Non-Extended Term Loans or the Extended Term Loans, as the case may be.

“Term Percentage”:  the Tranche B Term Percentage.

“Third Amendment”:  Amendment No. 3, dated as of [•], 2009, to this Agreement.

“Third Amendment Arranger”: J.P. Morgan Securities Inc.

“Third Amendment Documentation Agent”: [•].

“Third Amendment Effective Date”: [•], 2009.

“Third Amendment Syndication Agent”: [•].

“Total Extended Revolving Commitments”: at any time, the aggregate amount of the Extended Revolving Commitments then in effect.

“Total Extended Revolving Extensions of Credit”:  at any time, the aggregate amount of the Extended Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Non-Extended Revolving Commitments”: at any time, the aggregate amount of the Non-Extended Revolving Commitments then in effect.

“Total Non-Extended Revolving Extensions of Credit”:  at any time, the aggregate amount of the Non-Extended Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Revolving Commitments”:  the Total Non-Extended Revolving Commitments and the Total Extended Revolving Commitments.  Each reference herein to “Total Revolving Commitments” shall be deemed to be a reference to the relevant Total Revolving Commitments with respect to the relevant Revolving Commitments as the context may require.

“Total Revolving Extensions of Credit”:  the Total Non-Extended Revolving Extensions of Credit and the Total Extended Revolving Extensions of Credit.  Each reference to “Total Revolving Extensions of Credit” shall be deemed to be a reference to the relevant Total Revolving Extensions of Credit with respect to the relevant Revolving Commitments as the context may require.

“Tranche B Term Commitment”:  as to any Tranche B Term Lender, the obligation of such Tranche B Term Lender to make a Tranche B Term Loan to the Borrower hereunder on the Second Amendment Effective Date in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Tranche B Term Lender’s name on Schedule 1 to the Tranche B Term Lender Addendum delivered by such Tranche B Term Lender or in the Assignment and Assumption pursuant to which such Tranche B Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Tranche B Term Commitments is $800,000,000.

“Tranche B Term Lender”:  each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Lender Addendum”:  a Tranche B Term Lender Addendum, substantially in the form of Exhibit A to the Second Amendment, to be executed and delivered by such Tranche B Term Lender on the Second Amendment Effective Date as provided in Section 16(d) of the Second Amendment.

“Tranche B Term Loan”:  as defined in Section 2.1.

“Tranche B Term Percentage”:  as to any Tranche B Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans of all Lenders then outstanding.

“Transactions”:  the Refinancing, the payment of the Special Dividend, the Debt Tender Offer and Consent Solicitation, the Existing Note Indenture Amendment, the Existing Debt Rollover and the making of the Loans hereunder.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“WSP”:  Willis Stein & Partners II, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners III-B, L.P., Willis Stein & Partners III-C, L.P., and funds associated with any of the foregoing.

1.2.          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           The word “knowledge” when used with respect to the Borrower or any of its Subsidiaries shall be deemed to be a reference to the knowledge of any Responsible Officer of the Borrower or any such Subsidiary, as the case may be.

SECTION 2.  AMOUNT AND TERMS OF TERM COMMITMENTS

2.1.          Term Loans. Subject to the terms and conditions of the Agreement, each Tranche B Term Lender made a term loan (each, a “Tranche B Term Loan”) to the Borrower on the Second Amendment Effective Date.  Each Term Lender hereby acknowledges and agrees that the Tranche B Term Loans made on the Second Amendment Effective Date remain outstanding on the Third Amendment Effective Date. From and after the Third Amendment Effective Date, the Term Loans shall consist of Extended Term Loans and Non-Extended Term Loans. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 4.3.  Notwithstanding anything herein to the contrary, all Extended Term Loans that were Eurodollar Loans immediately prior to the effectiveness of the Third Amendment will have initial Interest Periods ending on the same dates as the Interest Periods applicable to the Term Loans being extended pursuant to the Third Amendment prior to the effectiveness of the Third Amendment.

2.2.          [Intentionally Omitted].

2.3.          Repayment of Term Loans.  (a)  The Borrower shall repay to the Administrative Agent, for the benefit of the Non-Extending Term Lenders, on each date set forth below, a principal amount of Non-Extended Term Loans equal to (x) the principal amount of Non-Extended Term Loans made on the Second Amendment Effective Date (after giving effect to any optional and mandatory prepayments) multiplied by the percentage set forth below opposite such date (such amount to be adjusted to give effect to any optional and mandatory prepayments and it being understood that the amount due on the Non-Extended Term Loan Maturity Date shall be no less than an amount equal to the then outstanding principal amount of the Non-Extended Term Loans):

Quarterly Date	Percentage

December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
Non-Extended Term Loan Maturity Date	95.25%

(b)  The Borrower shall repay to the Administrative Agent for the benefit of the Extending Term Lenders, on the last day of each March, June, September and December, a principal amount of Extended Term Loans equal to (x) with respect to quarterly installments payable prior to the Extended Term Loan Maturity Date (i) the principal amount of Extended Term Loans on the Second Amendment Effective Date (such amount to be adjusted to give effect to any optional and mandatory prepayments) multiplied by (ii) 0.25%  and (y) with respect to the installment payable on the Extended Term Loan Maturity Date, an amount equal to the then outstanding principal amount of Extended Term Loans.

SECTION 3.  AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1.          Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s

Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.  Notwithstanding anything herein to the contrary, all Extended Revolving Loans that were Eurodollar Loans immediately prior to the effectiveness of the Third Amendment will have initial Interest Periods ending on the same dates as the Interest Periods applicable to the Non-Extended Revolving Loans being extended pursuant to the Third Amendment prior to the effectiveness of the Third Amendment.

(b)           The Borrower shall repay all outstanding Revolving Loans on the applicable Revolving Termination Date.

3.2.          Procedure for Revolving Loan Borrowing.  (a) The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided, that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 11:30 A.M., New York City time, on the proposed Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $250,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b) Subject to the terms and conditions of the Agreement, each Extending Revolving Lender agrees, unless the Extended Revolving Commitments shall have been terminated prior to such date, that the Borrower may borrow under the Extended Revolving Commitments on the Non-Extended Revolving Termination Date.

3.3.          Swingline Commitment.  (a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans (“Swingline Loans”) to the Borrower; provided, that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Extended Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing Swingline Loans, all in accordance with the terms and conditions hereof.  Swingline Loans shall be Base Rate Loans only.

(b)           On the Non-Extended Revolving Termination Date and on the Extended Revolving Termination Date, the Borrower shall repay all outstanding Swingline Loans.

3.4.          Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans, it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)           The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)           If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)           Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)           Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5.          Commitment Fees, etc.  (a)  (i)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to but excluding the applicable Revolving Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent and otherwise as set forth in any Loan Modification Agreement.

(c)           The Borrower agrees to pay to the Administrative Agent and the Lead Arrangers the fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Administrative Agent and the Lead Arrangers.

3.6.          Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $250,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.7.          L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a minimum face amount agreed by the Borrower and the Issuing Lender and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Extended Revolving Termination Date, provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  The letters of credit described in Schedule 3.7 which are outstanding as of the date hereof shall be deemed to be issued by the Issuing Lender under this Agreement as of the Closing Date and shall be a Letter of Credit for all purposes hereof (other than Section 3.8) and the other Loan Documents, including, without limitation, for purposes of Sections 3.9 through 3.14.

(b)           The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c)           Subject to the provisions of Section 4.2(e), on the Non-Extended Revolving Termination Date (and without any further action), and so long as the Extended Revolving Commitments shall not have terminated at or prior to such time, the risk participations in respect of all outstanding Letters of Credit shall be reallocated among the Extending Revolving Lenders in accordance with their Revolving Percentages as of such date and the Non-Extending Revolving Lenders shall be released from their risk participations in respect of such outstanding Letters of Credit.

3.8.          Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.9.          Fees and Other Charges.  (a)  The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the date of issuance.

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10.        L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b)           If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

3.11.        Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse the Issuing Lender no later than three Business Days after the date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment.  Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds.  Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date of the applicable drawing until payment in full at the rate set forth in (i) until the third Business Day following notice to the Borrower, Section 4.5(b) and (ii) thereafter, Section 4.5(c).  Unless the Borrower shall otherwise notify the Issuing Lender and the Administrative Agent, each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.12.        Obligations Absolute.  The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.13.        Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14.        Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3.14, the provisions of this Section 3.14shall apply.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1.          Optional Prepayments.  (a)  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, subject to the provisions of paragraph (b) below (if applicable), upon irrevocable notice (the “Optional Prepayment Notice”) (except that any Optional Prepayment Notice may be revoked as expressly provided in the fourth sentence of this Section 4.1.(a)) delivered to the Administrative Agent (x) three Business Days prior thereto in the case of Eurodollar Loans and same day in the case of Base Rate Loans in the case of any Optional Prepayment Notice that does not include a Declining Option and (y) otherwise, at least five Business Days prior thereto (other than as hereinafter provided), in each case so long as such notice is received prior to 11:30 A.M., New York City time, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans and whether the prepayment may be declined by the Lenders (a “Declining Option”); provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11.  Upon receipt of any Optional Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Optional Prepayment Notice is given, the amount specified in such Optional Prepayment Notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid (the “Prepayment Amount”). Upon receipt of any Optional Prepayment Notice that includes a Declining Option, any Lender may elect, by prompt notice to the Administrative Agent within three Business Days of receipt of the Optional Prepayment Notice, to decline all or any portion of its pro rata share of the Prepayment Amount (any such declining Lenders, the “Declining Lenders”).  The sum of the amount of the prepayment that is declined by Declining Lenders shall increase the amount paid to the Lenders who have accepted the prepayment pursuant to the Optional Prepayment Notice on a pro rata basis (such Lenders, the “Accepting Lenders”).  The amount of prepayment paid to the Lenders who have failed to respond to the Optional Prepayment Notice (such Lenders, the “Non-Responding Lenders”) shall be equal to such Lender’s pro rata share of the Prepayment Amount, calculated as if all Lenders were Accepting Lenders. Any positive difference between the Prepayment Amount and the sum of the amount of the Loans held by the Accepting Lenders immediately prior to the prepayment and the amount of the prepayment made to the Non-Responding Lenders in accordance with the immediately preceding sentence shall be applied pro rata to all outstanding Loans in accordance with Section 4.8 hereof, notwithstanding any Declining Lender’s decline of the prepayment in accordance with this sentence or any Non-Responding Lender’s failure to respond. If Lenders holding more than 15% of Term Loans are Accepting Lenders, then the Borrower may revoke the Optional Prepayment Notice in its sole and absolute discretion.  Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b)           In the event of any (i) prepayment of Term Loans made with the Net Cash Proceeds of one or more senior secured credit facilities provided by banks, other financial institutions or any other funds bearing interest at a lower rate than the interest rate then applicable to such Term Loans being prepaid (whether by reason of the interest rate applicable to such senior secured credit facility or by reason of the issuance of such senior secured credit facility at a discount) or (ii) assignment of Term Loans pursuant to Section 4.13(c) resulting from an amendment of an Existing Term Loan that results in the Applicable Margin on such Term Loan being reduced, in the case of clause (i) or (ii), on or prior to the first anniversary of the Closing Date, the Borrower shall pay to the applicable Lenders with respect to such Term Loans a prepayment premium price equal to 101% of the principal amount so prepaid or assigned, as the case may be.

4.2.          Mandatory Prepayments and Commitment Reductions.  (a)  If, after the Closing Date, (i) any Capital Stock shall be issued by the Borrower or any of its Subsidiaries (other than Excluded Capital Stock), an amount equal to 50% of the Net Cash Proceeds of such issuance shall be applied on the date of such issuance toward the prepayment of the Term Loans as set forth in Section 4.8(b) or (ii) any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds of such incurrence shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 4.8(b).

(b)           If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale which occurs after the Closing Date or from any Recovery Event which occurs after the Closing Date, then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within three Business Days after receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 4.8(b); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales which occur after the Closing Date, that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $30,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 4.8(b).

(c)           If, for any full fiscal year of the Borrower commencing with the fiscal year ending on or about December 31, 2006, there shall be more than $5,000,000 of Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans, as set forth in Section 4.8(b), an amount equal to:  (1) the ECF Percentage of such Excess Cash Flow minus (2) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments or to the extent representing the prepayments of Revolving Loans incurred to finance the Restricted Payments made pursuant to Section 8.6(i) minus (3) the aggregate amount of all optional prepayments of Term Loans during such fiscal year.  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)           The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.  Any amounts to be applied to Eurodollar Loans shall, at the option of the Borrower, be applied to prepay Eurodollar Loans immediately and/or shall be deposited in the Prepayment Account (as defined below).  The Administrative Agent shall apply any cash deposited in the Prepayment Account to Eurodollar Loans on the last day of the Interest Periods therefor (or, at the direction of the Borrower, on any earlier date) until all outstanding Eurodollar Loans have been prepaid or until all cash on deposit in the Prepayment Account with respect to such Loans has been exhausted.  So long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall pay to the Borrower any interest or earnings on investments (calculated on an aggregate basis and net of any amount deposited in the Prepayment Account) in the Prepayment Account upon the Borrower’s reasonable request.  For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this subsection 4.2(c).  The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Loans to be prepaid; provided, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any violation of any, Requirement of Law and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing.  The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Loans on the last day of the applicable Interest Periods therefor is not less than the amount that would have been available had no investments been made.  Other than any interest earned on such investments, the Prepayment Account shall not bear interest.  Interest or profits, if any, on such investments shall be deposited and reinvested and disbursed as described above.  If the maturity of the Loans has been accelerated pursuant to Section 9, the Administrative Agent shall first apply all amounts on deposit in the Prepayment Account to prepay the outstanding Term Loans pro rata and, then, to prepay any outstanding Revolving Loans.  The Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Secured Parties, a security interest in the Prepayment Account to secure the Obligations.

(e)           If, on the Non-Extended Revolving Termination Date, the aggregate outstanding Revolving Extensions of Credit exceed the Extended Revolving Commitments, then the Borrower shall prepay Loans (or, to the extent after giving effect to any such prepayment, any such excess remains, cash collateralize Letters of Credit in a manner consistent with the requirements in Section 9), to eliminate such excess and, in the event that the Borrower fails to comply with the preceding requirements, the Extended Revolving Commitments shall automatically terminate on such Non-Extended Revolving Termination Date.

4.3.          Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least one Business Days’ prior irrevocable notice of such election, provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest

Period therefor), provided, that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4.          Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $250,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

4.5.          Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)           Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)           (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after all applicable grace periods have elapsed), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after all applicable grace periods have elapsed), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until but excluding the date such overdue amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6.          Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7.          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8.          Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the then remaining principal amount thereof.

(c)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9.          Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and taxes imposed on or measured by the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or the applicable lending office);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall within thirty days after receipt of written notice from such Lender (which shall include the certificate described in clause (c) below) pay such Lender, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the certificate described in clause (c) below), the Borrower shall pay to such Lender within 30 days after receipt of such notice such additional amount or amounts as will compensate such Lender for such reduction; provided, that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than four months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such four-month period shall be extended to include the period of such retroactive effect.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower with appropriate detail demonstrating how such amounts were derived (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10.        Taxes.  (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)            The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11.        Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (other than loss of profits) or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the Borrower of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto (including any repayment of Non-Extended Revolving Loans and Non-Extended Term Loans which, in either case, are Eurodollar Loans on the Non-Extended Revolving Termination Date or Non-Extended Term Maturity Date, as applicable, to the extent such date is not the last day of the Interest Period or Periods applicable thereto), provided that any Lender seeking indemnity pursuant to this Section 4.11 shall have provided notice to the Borrower of such loss or expense within four months of the conclusion of the events giving rise to such loss or expense.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section with appropriate detail demonstrating how such amounts were derived submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to or, if reasonably requested by the Borrower, to file any certificate or document to, designate another lending office for any Loans affected by such event, in each case with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13.        Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (b) in connection with any proposed amendment, modification, supplement or waiver with respect to any of the provisions of the Loan Documents as contemplated in Section 11.1 where such amendment, modification, supplement or waiver has been approved by the Required Lenders in accordance with such Section, fails to consent to any such proposed action, with a replacement financial institution; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14.        Evidence of Debt.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Loan Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or H-3, respectively, with appropriate insertions as to date and principal amount.

4.15.        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16.        Extension Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of (i) each Extending Term Lender, the Term Extension Fee, and (ii) each Extending Revolving Lender, the Revolving Extension Fee, which Term Extension Fee and Revolving Extension Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Extended Term Maturity Date or the Extended Revolving Termination Date, as the case may be, commencing on the first of such dates to occur after the Third Amendment Effective Date.  In addition, the Borrower agrees to pay to the Administrative Agent, for the account of each Extending Term Lender which is a Declining Lender, upon any prepayment of Extended Term Loans pursuant to Section 4.1 on or prior to the second anniversary of the Third Amendment Effective Date, the Early Extension Termination Fee payable in connection with such prepayment, provided that, in the case of any such prepayment after September 15 of any year, any Early Extension Termination Fee otherwise payable in connection with such prepayment shall be deferred until the next succeeding Excess Cash Flow Application Date and such Early Extension Termination Fee shall only be payable on the amount by which the aggregate prepayments received by such Extending Lender since the preceding September 15 (together with any prepayment received by such Extending Lender on such Excess Cash Flow Application Date) exceed the amount that would otherwise have been payable to such Extending Lender pursuant to Section 4.2(c) on such Excess Cash Flow Application Date (assuming no such prepayments had been made subsequent to the preceding September 15).

(b)           In the event that, following the Third Amendment Effective Date, any Lender (other than an Extending Term Lender) shall (i) agree to extend the Non-Extended Term Loan Maturity Date applicable to its Term Loans and (ii) receive any compensation in connection with such extension, the Borrower shall make additional payments to the Extending Term Lenders at the time such compensation is paid to the extent necessary to cause the all-in yield (as reasonably determined and mutually agreed by the Administrative Agent and the Borrower, and including additional fees and interest) paid to the Extending Lenders pursuant to the Third Amendment in respect of the extension of their Term Loans thereunder to equal the all-in yield (as reasonably determined and mutually agreed by the Administrative Agent and the

Borrower, including additional fees and interest) paid to such Lender in respect of such extension.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1.          Financial Condition.  (a)  The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at July 2, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Debt Tender Offer and Consent Solicitation, the Refinancing and the Existing Debt Rollover, (ii) the payment of the Special Dividend, (iii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iv) the payment of costs, premiums, fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared in good faith by the Borrower based on the assumptions used to prepare the pro forma financial information in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the delivery date to be reasonable), and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at July 2, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)           The audited consolidated balance sheets of the Borrower as at January 1, 2005, January 3, 2004 and December 28, 2002, and the related consolidated statements of earnings and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower as at July 2, 2005, and the related unaudited consolidated statements of earnings and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  As of the Closing Date and, thereafter, through the date of the Borrower’s most recent quarterly or annual financial statement delivered pursuant to Section 7.1, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent audited (including any notations thereto) financial statements referred to in this paragraph or delivered pursuant to Section 7.1 of the Existing Credit Agreement or reflected in the Borrower’s most recent quarterly financial statements (including any notations thereto) delivered pursuant to

Section 7.1 of the Existing Credit Agreement.  During the period from January 1, 2005 to and including the date hereof, there has been no Disposition by the Borrower of assets or property having a fair market value in the aggregate in excess of $20,000,000 other than the Disposition made pursuant to the Nash Asset Purchase Agreement.

5.2.          No Change.  Since January 1, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3.          Corporate Existence; Compliance with Law.  Each of Holdings, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, and the legal right, to own and operate its material property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or other entity) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.          Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by a Loan Party in connection with the Transactions, the continuing operations of the Borrower and its Subsidiaries and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 5.19 and (iii) those consents, authorizations, filings and notices, the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.6.          Litigation.  Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) if reasonably likely to be adversely determined or settled, and is adversely determined or settled, could reasonably be expected to have a Material Adverse Effect.

5.7.          No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.

5.8.          Ownership of Property; Liens.  Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material property used in its business as currently conducted, and none of such property is subject to any Lien except as permitted by Section 8.2(q).

5.9.          Intellectual Property.  Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as and where the same is currently conducted; (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property with respect to the conduct of its business as and where the same is currently conducted, nor does the Borrower know of any valid basis for any such claim and (c) the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

5.10.        Taxes.  Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that (i) are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be or (ii) could not reasonably be expected to have a Material Adverse Effect).

5.11.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12.        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

5.13.        ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred for which all liabilities thereunder have not been satisfied, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, when aggregated with such amount for all such underfunded Plans, could be reasonably expected to have a Material Adverse Effect.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and, to the knowledge of the Borrower, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA that would reasonably be expected to have a Material Adverse Effect if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

5.14.        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15.        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

5.16.        Use of Proceeds.  The proceeds of the Tranche B Term Loans shall be used to prepay the Existing Term Loans outstanding on the Second Amendment Effective Date, to finance a portion of the New Albertson’s Acquisition and pay related fees and expenses.  The proceeds of the Revolving Loans shall be used to finance a portion of the Transaction and to pay related costs, fees and expenses and following the consummation of the Transaction shall be used, together with the proceeds of the Swingline Loans, and the Letters of Credit, for general corporate and working capital purposes (including, but not limited to, Capital Expenditures but excluding the payment of dividends pursuant to Section 8.6(j)).

5.17.        Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)           neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)            the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)           neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

5.18.        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document or certificate (excluding any projections, pro forma financial information or estimates) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information furnished, including information contained in the prospectus for the Notes), when taken as a whole, contained as of the date such information, document or certificate was so furnished (or, in the case of information relating to the Debt Tender Offer and Consent Solicitation or the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made.  The projections, pro forma financial information and estimates contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.19.        Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether such enforcement is sought in a proceeding at law or in equity).  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when certificates representing such Pledged Stock are delivered to the Administrative Agent together with the necessary endorsements, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (to the extent that a security interest in such other Collateral can be perfected by filing), when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a) and all applicable fees have been paid, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) (to the extent that a security interest in such other Collateral can be perfected by filing), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.2(q)).

(b)           Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principals (whether such enforcement is sought in a proceeding at law or in equity), and when the Mortgages or any applicable Mortgage Amendments, as the case may be, are filed in the offices specified on Schedule 5.19(b) and all applicable fees have been paid, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.2(q)).  Schedule 1.1D lists each parcel of real property in the United States owned in fee simple by the Borrower or any of its Subsidiaries as of the Closing Date.

5.20.        Solvency.  The Borrower and its Subsidiaries, taken as a whole, immediately after giving effect to the payment of the Special Dividend, the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.21.        Senior Indebtedness.  The Obligations constitute “Senior Debt” and, to the extent any Notes are issued after the date hereof, the Indebtedness hereunder will constitute “Designated Senior Debt” of the Borrower under each applicable Note Indenture.

5.22.        Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968, except as identified on Schedule 1.1D.

5.23.        Certain Documents.  As of the Closing Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of all material documentation related to the Debt Tender Offer and Consent Solicitation, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 6. CONDITIONS PRECEDENT

6.1.          Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver (in accordance with Section 11.1), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Borrower and each Term Lender, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgment and

Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b)           Required Lenders under Existing Credit Facility.  The Administrative Agent shall have received written consents from Lenders (as defined in the Existing Credit Facility) which constitute Required Lenders (as defined in the Existing Credit Facility) under the Existing Credit Facility to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (it being agreed that the execution of a Lender Addendum by a Lender shall constitute such written consent).

(c)           Transactions.  The following conditions shall have been satisfied:

(i)            100% of the outstanding principal amount of the Existing Notes shall have been validly tendered (and not withdrawn) pursuant to the Debt Tender Offer and Consent Solicitation, such Existing Notes shall have been accepted for purchase by the Borrower and the Existing Note Indenture Amendment shall be in full force and effect or all of the Existing Notes shall have been accepted for repurchase;

(ii)           the Lead Agents shall have received reasonably satisfactory evidence that the costs, fees and expenses to be incurred in connection with the Transaction and the financing thereof shall not exceed $12,000,000, in each case without the prior written consent of the Lead Agents; and

(iii)          (A)  the Lead Agents shall have received reasonably satisfactory evidence that the outstanding principal amount of, and all accrued and unpaid interest and other amounts due and payable on, the Existing Term Loans (except for continuing indemnity obligations which survive the prepayment of such Existing Term Loans) shall have been paid in full with the proceeds of the Term Loans or by the Borrower, and

(B)           with respect to any Revolving Lender (as defined in the Existing Credit Facility), who shall not have consented to the amendment and restatement of the Existing Credit Facility pursuant to Section 6.1(b), the outstanding principal amount of, and all accrued and unpaid interest and other amounts due and payable on, such Lender’s Revolving Loans (as defined in the Existing Credit Facility) shall have been repaid in full, and all Revolving Commitments (as defined in the Existing Credit Facility) of such Lender shall have been terminated.

(d)           Pro Forma Balance Sheet and Income Statements; Financial Statements.  The Lenders shall have received and the Lead Agents shall be reasonably satisfied with each of the financial statements described in Section 5.1.

(e)           Approvals.  The Lead Agents shall have received a certificate, certified by a Responsible Officer, to the effect that no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by a Loan Party in connection with the Transactions, the continuing operations of the Borrower and its Subsidiaries and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect and are attached to such certificate of such Responsible Officer as an exhibit, (ii) the filings referred to in Section 5.19 and (iii) those consents, authorizations, filings and notices, the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

(f)            Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.2(q) or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g)           Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses payable hereunder for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h)           Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction or organization of such Loan Party and (ii) a long form good standing certificate for each Loan Party from its jurisdiction or organization.

(i)            Legal Opinions.  Each of the Lenders shall have received the following executed legal opinions:

(i)            the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and their Subsidiaries, substantially in the form of Exhibit F-1;

(ii)           the legal opinion of Whyte Hirschboeck Dudek S.C. and Vorys, Sater, Seymour & Pease LLP local counsel of the Borrower and certain of its Subsidiaries, substantially in the form of Exhibit F-2; and

(iii)          the legal opinion of such special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j)            Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received, to the extent not previously delivered, (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)           Filings, Registrations and Recordings.  To the extent not previously delivered, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.2(q)), shall be in proper form for filing, registration or recordation.

(l)            Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

(m)          Perfection Certificate.  The Administrative Agent shall have received a perfection certificate from the Borrower satisfactory to the Administrative Agent.

(n)           PATRIOT Act, etc.  The Lead Agents shall have received at least five Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including the PATRIOT Act.

6.2.          Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction or waiver (in accordance with Section 11.1) of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless collateralized on terms and conditions satisfactory to the Issuing Lender following the termination of the Commitments and the repayment of all amounts due and payable under the Loan Documents) or any Loan or other amount (excluding contingent indemnification obligations or obligations with respect to Specified Hedge Agreements) is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1.          Financial Statements.  Furnish to the Administrative Agent for further delivery to each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2.          Certificates; Other Information.  Furnish to the Administrative Agent for further delivery to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that, in making their audit examination, no Default or Event of Default has occurred with respect to the covenants contained in Section 8.1 and other accounting matters, except as specified in such certificate;

(b)           concurrently with the delivery of any financial statements pursuant to Sections 7.1(a) and (b), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge that any Default or Event of Default has occurred and is continuing except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing (A) all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and (B) if applicable, an update to Schedule 5.15 setting forth the name and jurisdiction of organization of each newly formed or acquired Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c)           as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year presented to the board of directors of the Borrower (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions, believed by the Borrower to be reasonable at the time of delivery, it being recognized that such Projections are not to be viewed as fact and that actual results during the periods covered by such Projections may differ from the projected results set forth therein by a material amount;

(d)           concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and (b), a narrative discussion and analysis (in a management discussion analysis format) of the financial condition and results of operations of the Borrower and its Subsidiaries for such period and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the comparable periods of the previous year; provided, that no such delivery shall be required so long as the Borrower delivers to the Administrative Agent and each Lender its periodic filing on Form 10-Q or Form 10-K, as the case may be, of the Securities Act of 1934 as filed with the Securities and Exchange Commission to satisfy its requirement under Sections 7.1(a) and (b);

(e)           no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Note Indenture, any indenture or agreement relating to Indebtedness incurred pursuant to Section 8.2(h) or the Nash Asset Purchase Agreement;

(f)            no later that 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of (i) each proposed Note Indenture and (ii) each proposed indenture or agreement relating to any Indebtedness incurred pursuant to Section 8.2(h), including all amendments, supplements or modifications thereof, and promptly after execution and delivery thereof, final copies of each such indenture or agreement;

(g)           within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

(h)           promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the Administrative Agent).

7.3.          Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be or (ii) the failure to so pay, discharge or otherwise satisfy could not reasonably be expected to have a Material Adverse Effect.

7.4.          Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organization existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted herein and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5.          Maintenance of Property; Insurance.  (a)  Keep all material property useful and necessary, in such Person’s reasonable judgment, in such Person’s business in good working order and condition, ordinary wear and tear and damage caused by casualty excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.6.          Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by attorney-client privilege) during regular business hours and upon reasonable prior notice by the Administrative Agent and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, so long as the Borrower is afforded an opportunity to be present at any such discussion with such accountants.  It is understood that, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations by the Lenders shall be at the expense of the Borrower no more than one time annually.

7.7.          Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which could reasonably be expected to be adversely determined or settled and, if adversely determined or settled, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting the Borrower or any of its Subsidiaries which could reasonably be expected to be adversely determined or settled (i) in which the amount involved is $10,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought;

(d)           any litigation or proceeding affecting Holdings, the Borrower or any of its Subsidiaries which relates to any Loan Document;

(e)           the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or a Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

(f)            any development or event that has had a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8.          Environmental Laws.  (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9.          Additional Collateral, etc.  (a)  With respect to any property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (w) any property described in paragraph (b), (c) or (d) below, (x) any property subject to a Lien expressly permitted by Section 8.3(g), (y) property acquired by any Foreign Subsidiary and (z) any property of the type excluded from the Security Documents) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (other than Liens permitted under Section 8.2(q)), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law.

(b)           With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)           With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by the Borrower or any of their Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Liens permitted under Section 8.3) in the Capital Stock of such new Subsidiary that is owned by Holdings, the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Liens permitted under Section 8.3) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new

Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           With respect to any new “first-tier” Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Liens permitted under Section 8.3) in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.10.        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of the Security Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from any Loan Party for such governmental consent, approval, recording, qualification or authorization.

7.11.        Interest Rate Protection.  In the case of the Borrower, maintain for a period of at least two years after the Closing Date Hedge Agreements to the extent necessary to provide that at least $375,000,000 of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.12.        Mortgages, etc.

(a) Within 30 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), a Mortgage Amendment shall have been received by the Administrative Agent with respect to each Mortgaged Property currently subject to a Mortgage securing the obligations under this Agreement and the other Loan Documents executed and delivered by a duly authorized officer of each party thereto.

(b) Within 30 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (c) below (the “Title Insurance Company”) shall have received, “no-change” affidavits relating to the Mortgaged Properties, certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company affirming that no material change has occurred regarding each Mortgaged Property as compared to the Existing Surveys.

(c) Within 60 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), the Administrative Agent shall have received in respect of each Mortgaged Property currently subject to a Mortgage securing the obligations under this Agreement and the other Loan Documents, a date down endorsement for each of the Existing Title Policies or a re-dated title insurance policy.  The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(d) Within 30 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), if requested by the Administrative Agent, the Administrative Agent shall have received (A) either (x) a certification demonstrating that a Mortgaged Property is not in a special flood hazard area as indicated on FEMA Flood Insurance Rate Maps, or (y) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not earlier than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board.

(e) Within 60 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), the Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (c) above and a copy of all other material documents affecting the Mortgaged Properties.

(f) Within 30 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), the Administrative Agent shall have received such legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.”

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless collateralized on terms and conditions satisfactory to the Issuing Lender following the termination of the Commitments and the repayment of all amounts due and payable under the Loan Documents) or any Loan or other amount is owing (excluding contingent indemnification obligations or obligations with respect to Specific Hedge Agreements) to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1.          Financial Condition Covenants.

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated
Ending On or About	Leverage Ratio

September 30, 2009	4.25 to 1.00
December 31, 2009	4.25 to 1.00
March 31, 2010	4.25 to 1.00
June 30, 2010	4.25 to 1.00
September 30, 2010	4.25 to 1.00
December 31, 2010	4.25 to 1.00
March 31, 2011 and thereafter	4.00 to 1.00

(b)           Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarters:

Fiscal Quarter	Consolidated Senior Secured
Ending On or About	Leverage Ratio

September 30, 2009	3.50 to 1.00
December 31, 2009	3.50 to 1.00
March 31, 2010	3.50 to 1.00
June 30, 2010	3.50 to 1.00
September 30, 2010	3.50 to 1.00
December 31, 2010	3.50 to 1.00
March 31, 2011	3.25 to 1.00
June 30, 2011	3.25 to 1.00
September 30, 2011	3.25 to 1.00

December 31, 2011 and thereafter	3.00 to 1.00

(c)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than 1.75 to 1.00.

8.2.          Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any Foreign Subsidiary and (iv) subject to Section 8.8(h), of any Foreign Subsidiary to the Borrower or any Subsidiary Guarantor;

(c)           Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of (i) obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.8(h), of any Foreign Subsidiary or (ii) Indebtedness of any Investee Store permitted by clause (i) of Section 8.8;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(f)            (i) Indebtedness of the Borrower in respect of any Notes in an aggregate principal amount for all issuances of Notes under this Section 8.2(f) during the term of this Agreement and without giving effect to any prepayment, redemption, repurchase, defeasance or other payment with respect to such Notes after the date of issuance, not to exceed $200,000,000 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness; provided, that no Indebtedness incurred pursuant to this Section 8.2(f) shall have a maturity date that is earlier than, or be subject to any mandatory prepayment, amortization, sinking fund or other similar obligation (other than customary provisions for similar securities at such time, including upon a change of control or asset sale) prior to, the date that is six months after the Extended Term Loan Maturity Date;

(g)           Hedge Agreements in respect of Indebtedness otherwise permitted hereby that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes;

(h)           Indebtedness incurred by the Borrower to finance any Acquisition permitted under Section 8.8(i) (a “Permitted Acquisition”) in an aggregate principal amount not to exceed $150,000,000 at any time outstanding; provided, that such Indebtedness is subordinated to the same extent as the obligations of the Borrower in respect of the Existing Notes were subordinated;

(i)            (x) Indebtedness of a Person which becomes a Subsidiary after the Closing Date pursuant to an Acquisition or a Pick ‘n Save Acquisition, as the case may be, permitted under Section 8.8(i) and (y) Indebtedness of a Person otherwise assumed in connection with an Acquisition or a Pick ‘n Save Acquisition, as the case may be, or an asset acquired after the Closing Date; provided, that (A) any such Indebtedness was not incurred or created in connection with or in anticipation of the relevant Acquisition or a Pick ‘n Save Acquisition, as the case may be, and (B) no Default or Event of Default would result therefrom; provided, further, that the aggregate principal amount of all such Indebtedness incurred or assumed pursuant to this clause (i) shall not exceed $20,000,000 at any one time outstanding;

(j)            Indebtedness resulting from the issuance of performance, surety, statutory or appeal bonds in the ordinary course of business; provided, that no such bond or similar obligation is provided to secure the repayment of other Indebtedness;

(k)           Indebtedness of the Borrower consisting of (x) repurchase obligations with respect to Capital Stock of Holdings issued to directors, consultants, managers, officers and employees of Holdings and its Subsidiaries arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 8.6 and (y) promissory notes issued by the Borrower to directors, consultants, managers, officers and employees (or their spouses or estates) of Holdings and its Subsidiaries to purchase or redeem Capital Stock of Holdings issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 8.6;

(l)            Indebtedness of the Borrower or any of its Subsidiaries resulting from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries permitted under Section 8.5;

(m)          Indebtedness in the form of obligations of the Borrower or any of its Subsidiaries under indemnification, incentive, non-compete, deferred compensation, or other similar arrangements in connection with an Acquisition or an Investment permitted under Section 8.8;

(n)           Indebtedness of Holdings to the Borrower incurred in lieu of the Borrower making a Restricted Payment pursuant to Section 8.6(b) or (c), in an aggregate amount not to exceed the amount of cash dividends that the Borrower would be permitted to make pursuant to Sections 8.6(b) and (c) if no such Indebtedness was incurred;

(o)           additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(p)           Indebtedness of the Borrower that is incurred to finance an Acquisition or a Pick ‘n Save Acquisition and that is owed to the seller pursuant to such Acquisition or Pick ‘n Save Acquisition, as the case may be; provided, that (A) such Indebtedness is subordinated to the Loans on terms and conditions satisfactory to the Administrative Agent, (B) no portion of the principal of such Indebtedness shall be due and payable prior to six months after the maturity of Term Loans, (C) the interest rate of such Indebtedness shall not exceed prevailing market interest rates as reasonably determined by the chief financial officer and (D) the aggregate amount of Indebtedness incurred pursuant to this Section 8.2(p) shall not exceed $15,000,000 at any one time outstanding; and

(q)           (i) Indebtedness of the Borrower in respect of any unsecured Notes (excluding those Notes permitted under Section 8.2(f) hereof) and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided, that the Net Cash Proceeds of Indebtedness incurred pursuant to this Section 8.2(q) (and not Section 8.2(f)) shall be applied toward the prepayment of the Term Loans as set forth in Section 4.8(b); and provided, further, that no Indebtedness incurred pursuant to this Section 8.2(q) shall have a maturity date that is earlier than, or be subject to any mandatory prepayment, amortization, sinking fund or other similar obligation (other than customary provisions for similar securities at such time, including upon a change of control or asset sale) prior to, the date that is six months after the Extended Term Loan Maturity Date.

8.3.          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes assessments, charges or other governmental levies not yet due and payable or that are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and pledges securing liability to insurance carriers under insurance or self-insurance arrangements in respect of deductibles; provided, that the aggregate amount of any such pledges or deposits shall not exceed $6,000,000;

(d)           deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           (i) easements, rights-of-way, conditions, restrictions and other similar encumbrances (which, for the avoidance of doubt, includes covenants running with the land), that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries, (ii) land use, building codes and similar laws and (iii) any other exception listed on the Existing Title Policies or disclosed on the Existing Surveys

(f)            Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d); provided, that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition, construction, repair or improvement of real property, fixed or capital assets; provided, that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)           Liens created pursuant to the Security Documents;

(i)            any interest or title of a lessor, sublessor, licensor or licensee under any lease or license entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j)            Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby exceeds (as to the Borrower and all Subsidiaries) $30,000,000 at any one time nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $36,000,000;

(k)           Liens on any assets acquired after the Closing Date securing Indebtedness permitted under Section  8.2(i); provided, that (x) such Liens were not incurred or created in connection with or in anticipation of the acquisition thereof, (y) such Liens do not cover or encumber any assets of the Borrower or its Subsidiaries (other than the assets being acquired) and are not amended to cover any such assets and (z) the amount of Indebtedness or other obligations secured thereby are not increased;

(l)            Liens arising out of judgments or awards in respect of the Borrower or any of its Subsidiaries not constituting an Event of Default under Section 9(h) so long as (i) such Lien is released within 60 days after entry thereof or (ii) the relevant judgment creditor has not commenced action to attach or foreclose on property of the Borrower or any of its Subsidiaries;

(m)          contractual or statutory Liens of suppliers on goods provided by the relevant suppliers imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(n)           rights of setoff of a customary nature or bankers’ liens upon deposits of cash in favor of banks or other depository institutions incurred in the ordinary course of business;

(o)           Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments entered into in the ordinary course of business by the Borrower and its Subsidiaries;

(p)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)           Liens securing reimbursement obligations in respect of commercial letters of credit or bankers’ acceptances related to drawings thereunder; provided, that such Liens attach only to the documents, the goods covered thereby and the proceeds thereof.

8.4.          Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(h), with or into any Foreign Subsidiary;

(b)           any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.8(h), any Foreign Subsidiary; and

(c)           (i) any Disposition of or by a Subsidiary permitted under Section 8.5(f) or (ii) any merger, consolidation or amalgamation to effect any Investment permitted under Section 8.8(i).

8.5.          Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of damaged, obsolete, worn out or surplus property in the ordinary course of business;

(b)           the Disposition of inventory and equipment held for sale in the ordinary course of business;

(c)           Dispositions permitted by Section 8.4(b);

(d)           the sale or issuance of any Subsidiary’s Capital Stock to any Loan Party;

(e)           leases, subleases and licenses of customer-operated stores in the ordinary course of business consistent with past practice;

(f)            the Disposition, after the Closing Date, of other property having a fair market value not to exceed $30,000,000 in the aggregate for any fiscal year of the Borrower, provided that at least 75% of the consideration therefor shall consist of cash or cash equivalents;

(g)           the sale of Investments permitted pursuant to Section 8.8(b) and Dispositions to effect Investments permitted pursuant to Section 8.8(g);

(h)           any Recovery Event; provided, that the requirements of Section 4.2(b) are complied with in connection therewith;

(i)            sales or discounts of receivables in the ordinary course of business in connection with the compromise or collection thereof;

(j)            cancellation of any Indebtedness constituting an Investment in a Loan Party permitted pursuant to Section 8.8 if Capital Stock of such Loan Party is issued in substitution therefor or repayment thereof; and

(k)           Sale and Leaseback Transactions of the “Store Properties” acquired by the Borrower or one of the Subsidiary Guarantors pursuant the New Albertson’s Acquisition and listed on Schedule I to the Second Amendment; provided that the fair market value of all such Property Disposed of pursuant to this Section 8.5(k) shall not exceed $15,000,000 in the aggregate.

8.6.          Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings to permit Holdings to purchase Holdings’ Capital Stock or Capital Stock options from present or former officers, directors, consultants, managers or employees or their respective estates, spouses or family members of Holdings, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer, directors, consultants, managers or employee, or to make payments with respect to Indebtedness issued to repurchase such Capital Stock or Capital Stock options; provided, that the aggregate amount of payments (including, without limitation, payments in respect of Indebtedness permitted under Section 8.2(k)) under this subsection shall not exceed $3,000,000 in any twelve-month period; provided, further, that (i) the Borrower, without duplication, may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $8,000,000 in any calendar year pursuant to this clause (b) and (ii) that such amount in any calendar year may be increased by the cash proceeds of key man life insurance policies received by the Borrower and its Subsidiaries after the Closing Date less any amount previously applied to the payment of Restricted Payments pursuant to this clause (b); provided, further, that regardless of whether a Default or an Event of Default shall have occurred and be continuing, the Borrower, without duplication, may use the Net Cash Proceeds received from the issuance of Excluded Sponsor Capital Stock to finance such purchases;

(c)           the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses attributable to the business of the Borrower and incurred in the ordinary course of business (including without limitation, directors’ and shareholders’ fees and expenses) not to exceed $2,000,000 in any fiscal year plus any bona fide indemnification claims made by directors or officers of Holdings that are not covered by insurance and that are attributable to the business of the Borrower and (ii) pay any taxes that are due and payable by Holdings (to the extent attributable to the business of the Borrower) and the Borrower as part of a consolidated group;

(d)           repurchases of Capital Stock of the Borrower deemed to occur upon the cashless exercise of stock options and warrants;

(e)           the Borrower may pay dividends to Holdings to permit Holdings to repurchase Capital Stock of Holdings pursuant to equity agreements with customers of the Borrower; provided, that the aggregate amount of all such repurchases under this Section 8.6(e) shall not exceed $2,000,000;

(f)            the Borrower may make payments pursuant to Section 8.10(a);

(g)           the Borrower may pay a cash dividend to Holdings to permit Holdings to pay a one-time cash dividend on its Capital Stock on the Closing Date to the Equity Investors in an amount up to $280,000,000;

(h)           the Borrower may pay cash dividends to Holdings to permit Holdings to pay cash dividends on its Capital Stock to the Equity Holders with the Net Cash Proceeds from the incurrence of any Indebtedness permitted pursuant to Section 8.2(f) so long as that, at the time of the payment of any such dividend, and after giving effect thereto, including the incurrence of any Indebtedness pursuant to Section 8.2(f) prior to, or at the time of, the payment of such dividend, the Borrower’s ratio of Consolidated Total Debt on the date of any such dividend payment to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of the fiscal quarter immediately prior to the date of such dividend payment (and calculated giving pro forma effect to such dividend payment and the incurrence of any Indebtedness pursuant to Section 8.2(f) as if they had occurred on the first day of the four fiscal quarter period in respect of which such ratio is calculated) shall be less than 4.25 to 1.0;

(i)            the Borrower may pay a cash dividend to Holdings to permit Holdings to pay a one-time cash dividend on its Capital Stock on or after the Third Amendment Effective Date to the Equity Investors in an amount up to $75,000,000; and

(j)            the Borrower may pay cash dividends to Holdings to permit Holdings to pay cash dividends on its Capital Stock in an amount, for any fiscal year, not to exceed 25% of the Excess Cash Flow of the Borrower for the preceding fiscal year (beginning with the first full fiscal year to occur after the Third Amendment Effective Date), which amount may be distributed during the subsequent year period commencing with the relevant Excess Cash Flow Application Date to the extent such Excess Cash Flow amount was not used to finance Capital Expenditures as set forth in Section 8.7 during such year period and not used to finance Acquisitions as set forth in Section 8.8(i) during such year period.

8.7.          Capital Expenditures.  Make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries not exceeding during any of the fiscal years of the Borrower set forth below, the amount set forth opposite such fiscal year below:

Fiscal Year	Amount

2005 and each fiscal year thereafter	$110,000,000

provided, that (i) up to $25,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount, (c) Capital Expenditures attributable to all or a portion of the cost of Acquisitions permitted under Section 8.8 and (d) Capital Expenditures attributable to any portion of the Excess Cash Flow of the Borrower for fiscal years completed since the Closing Date which was not required to be applied toward the prepayment of the Term Loans, not paid as a dividend to Holdings pursuant to Section 8.6(j) and not used to finance Acquisitions as set forth in Section 8.8(i).

8.8.          Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, any Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           investments in Cash Equivalents;

(c)           Guarantee Obligations permitted by Section Error! Reference source not found.;

(d)           loans and advances to employees of Holdings (to the extent attributable to the business of the Borrower), the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses and for purchases of Capital Stock of Holdings) in an aggregate amount for the Borrower or any Subsidiary of the Borrower not to exceed $5,000,000 at any one time outstanding;

(e)           [Intentionally omitted];

(f)            Investments in fixed or capital assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g)           intercompany Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(h)           intercompany Investments by the Borrower or any of its Subsidiaries made in the ordinary course of business and consistent with past practice in a Foreign Subsidiary which are made for the purpose of funding the insurance requirements of Holdings (to the extent attributable to the business of the Borrower), the Borrower and its Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding not to exceed 0.65% of the Borrower’s net sales and service fees for the Borrower’s most recently ended four full quarters for which financial statements are available immediately preceding the date on which such Investment is made;

(i)            Acquisitions or Pick ‘n Save Acquisitions by the Borrower and the Subsidiary Guarantors; provided, that (A) in connection with any Acquisition, other than the New Albertson’s Acquisition, the aggregate consideration (excluding consideration in the form of Capital Stock of Holdings, but including Indebtedness permitted under Section 8.2(i) and 8.2(p) incurred in connection with Acquisitions) for all such Acquisitions after the Closing Date shall not exceed the sum of (w) $150,000,000, (x) any portion of the Excess Cash Flow of the Borrower for each full fiscal year completed since the Closing Date beginning with the first full fiscal year to occur after the Closing Date which was not required to be applied toward the prepayment of the Term Loans pursuant to Section 4.2(c), not paid as a dividend to Holdings pursuant to Section 8.6(j) and not used to finance Capital Expenditures as set forth in Section 8.7, (y) Net Cash Proceeds received by the Borrower from the issuance of Capital Stock of Holdings to the Sponsor which are used for the purchase of the Capital Stock of the Borrower by Holdings; provided, that such proceeds are immediately utilized for such Acquisition (“Excluded Acquisition Capital Stock”) and (z) any Reinvestment Deferred Amount, (B) in connection with any Acquisition or Pick ‘n Save Acquisition, after giving effect to the consummation of such

Acquisition or Pick ‘n Save Acquisition, including the incurrence of any Indebtedness associated therewith, each of the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio of the Borrower for a period of four consecutive fiscal quarters ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such Acquisition or Pick ‘n Save Acquisition is consummated (and calculated giving pro forma effect to such Acquisition or Pick ‘n Save Acquisition and such incurrence of Indebtedness as if they had occurred on the first day of the four quarter period in respect of which such Consolidated Leverage Ratio is calculated) shall not exceed the applicable ratio required for such period pursuant to Section 8.1 and the Borrower would have been in compliance with the covenants set forth in Section 8.1 on such date, (C) not later than five Business Days prior to the consummation of any such Acquisition or Pick ‘n Save Acquisition, the Administrative Agent shall have received and be satisfied with (i) a certificate of a Responsible Officer setting forth the calculations required to determine compliance with clauses (A) and (B) above and certifying that the conditions set forth in this Section 8.8(i) have been satisfied, (ii) financial statements relating to such Person or Persons that is the subject of such Acquisition or Pick ‘n Save Acquisition for the most recently ended fiscal year and (iii) such other financial information relating to the Acquisition or Pick ‘n Save Acquisition as the Administrative Agent may reasonably request, (D) the Acquisition or Pick ‘n Save Acquisition is consummated on a friendly basis and (E) after giving effect to such Acquisition or Pick ‘n Save Acquisition, no Event of Default shall have then occurred and be continuing;

(j)            Investments by the Borrower or the Subsidiary Guarantors in Investee Stores either in the form of equity, loans or other extensions of credit having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (j) and the aggregate amount of Indebtedness outstanding under Section 8.2(c)(ii) that are at that time outstanding not to exceed $20,000,000;

(k)           Investments by the Borrower and any of its Subsidiaries existing on the Closing Date and listed on Schedule 8.8;

(l)            Investments by any Foreign Subsidiary in Holdings, the Borrower or any of its Subsidiaries;

(m)          Investments received by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of, or in good faith settlement of delinquent accounts and disputes with, customers and suppliers;

(n)           Investments by the Borrower or any of its Subsidiaries in the form of Hedge Agreements that are permitted herein or not speculative in nature and in the ordinary course of business and consistent with past practice;

(o)           the Borrower and its Subsidiaries may receive and own securities and other investments acquired pursuant to transactions permitted by Section 8.5(f);

(p)           the Borrower may make a loan to Holdings that could otherwise be made as a distribution permitted under Section 8.6 (and the amount of such Loan shall for all purposes be treated as a distribution);

(q)           Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(r)            Acquisitions by the Borrower or any Subsidiary Guarantor or Investments by the Borrower or any Subsidiary Guarantor in joint ventures, in each case financed with the proceeds of Excluded Sponsor Capital Stock; and

(s)           in addition to other Investments otherwise permitted by this Section 8.8, other Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $50,000,000 during the term of this Agreement.

8.9.          Optional Payments and Modifications of Certain Debt Instruments.  (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Notes or any Indebtedness incurred pursuant to Section 8.2(h) (other than an exchange of Capital Stock of Holdings to the holders of the Notes or the holders of any Indebtedness incurred pursuant to Section 8.2(h) for the cancellation of all or any portion of the Notes or any Indebtedness incurred pursuant to Section 8.2(h), as applicable), or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Notes, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any of the Notes or any of the terms of any Indebtedness incurred pursuant to Section 8.2(h) (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, (ii) does not involve the payment of a consent fee and (iii) would not reasonably be expected to materially increase the obligations of the obligor or confer additional material rights on the holder of such Notes or on the holders of such Indebtedness incurred pursuant to Section 8.2(h), as applicable, in a manner reasonably expected to be materially adverse to the interests of the Administrative Agent or the Lenders) or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, the terms of any preferred equity in a manner that would (i) set the scheduled redemption date prior to the date that is six months after the date of final maturity of the Term Loans or (ii) allow the holders of such preferred equity to redeem, at their option, prior to the date that is six months after the date of final maturity of the Term Loans or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” for the purposes of any Note Indenture.

8.10.        Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings (to the extent attributable to work performed on the Borrower’s behalf), the Borrower or any of its Subsidiaries) unless such transaction is (i) otherwise permitted under this Agreement, or (ii) upon fair and reasonable terms not materially less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, the Borrower and its Subsidiaries may:

(a)           make payments of reasonable professional fees to WSP or any of its Affiliates in connection with work performed on the Borrower’s behalf and that are approved by the board of directors of the Borrower in good faith not to exceed $1,000,000 in the aggregate in any fiscal year, plus out-of-pocket expenses and customary indemnification to the Sponsor in connection with work performed on the Borrower’s behalf;

(b)           make payments in connection with any Note Indenture, to the extent not prohibited by Section 8.9, this Agreement and the other Loan Documents (including the payment of costs, fees and expenses in connection therewith);

(c)           pay customary fees to, and the out-of-pocket expenses of, the board of directors of Holdings (to the extent attributable to the business of the Borrower), the Borrower and its Subsidiaries, and customary indemnities for the benefit of the members of such board of directors and the officers of Holdings (to the extent attributable to the business of the Borrower), the Borrower and its Subsidiaries;

(d)           make payments permitted pursuant to Section 8.6;

(e)           enter into (i) transactions with customers in the ordinary course of business and consistent with past practice as of the date hereof and (ii) transactions pursuant to any other contract or agreement in effect on the date hereof and listed on Schedule 8.10; and

(f)            pay customary compensation to officers, directors, consultants, managers and employees of Holdings, the Borrower or any of its Subsidiaries.

8.11.        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (“Sale and Leaseback Transactions”) unless (i) the sale of such property is permitted by Section 8.5(f) or Section 8.5(k) and (ii) any Capital Lease Obligations and Liens arising in connection therewith are permitted by Section Error! Reference source not found. and 8.2(q).

8.12.        Changes in Fiscal Periods.  Change the fiscal year of the Borrower from the 52 or 53 week period ending on the Saturday nearest December 31 or change the Borrower’s method of determining fiscal quarters.

8.13.        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than:

(a)           this Agreement and the other Loan Documents;

(b)           any agreements governing any purchase money Liens, Capital Lease Obligations or Sale and Leaseback Transactions otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(c)           any Note Indenture;

(d)           imposed by law;

(e)           contained in agreements relating to the sale of a Subsidiary permitted hereunder pending such sale (in which case any such prohibition or limitation shall apply only to the assets of such Subsidiary);

(f)            contained in licenses or leases entered into in the ordinary course of business (in which case any such prohibition or limitation shall only apply to rights under such license or lease);

(g)           contained in agreements for or instruments evidencing Indebtedness existing on the Closing Date and listed on Schedule 8.13;

(h)           contained in agreements or instruments assumed or acquired in connection with an Acquisition (in which case any such prohibition or limitation shall only apply to the assets acquired in such Acquisition); and

(i)            contained in agreements for or instruments evidencing Indebtedness permitted to be secured under Section 8.3(j) (in which case any such prohibition or limitation shall only apply to the assets subject to the applicable permitted Lien).

8.14.        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions set forth on Schedule 8.14 or existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) applicable law, (iv) any Note Indenture, (v) customary provisions restricting the assignment of rights under contracts, (vi) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) purchase money obligations for Property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the Property so acquired, (viii) any agreement for the sale of a Subsidiary that restricts distributions by that Subsidiary pending its sale, (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts entered in the ordinary course of business and (x) restrictions on rights to dispose of assets subject to Liens permitted under Section 8.3(e), 8.3(f), 8.3(g), 8.3(h), 8.3(i), 8.3(j), 8.3(k), 8.3(p) or 8.3(q).

8.15.        Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or complementary thereto.

8.16.        Amendments to the Nash Asset Purchase Agreement.  Amend, supplement or otherwise modify the terms and conditions of the Nash Asset Purchase Agreement except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           (i)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) a “Designated Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)           the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto, after all applicable grace periods; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f)            (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required

Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)            any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)           (i) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); (ii) prior to the effectiveness of an initial registered public offering of the Capital Stock of Holdings, WSP and its Control Investment Affiliates collectively cease to own and control, of record and beneficially, (and have the exclusive power to vote with respect thereto) directly or indirectly at least 51% of the aggregate voting power of the outstanding Capital Stock of Holdings free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement) and in any event sufficient to direct or cause the direction of the management and policies of Holdings; (iii) after the effectiveness of an initial registered public offering of the Capital Stock of Holdings, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than (x) 30% of the outstanding Capital Stock of Holdings or (y) a greater percentage of the outstanding Capital Stock of Holdings than the percentage of such Capital Stock then owned collectively by WSP and its Control Investment Affiliates, in each case measured by voting power rather than number of shares; (iv) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (v) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (vi) a Specified Change of Control shall occur; or

(l)            (i) to the extent any of the Notes issued pursuant to Section 8.2(f) are subordinated notes, such Notes or the guarantees thereof or (ii)  any Indebtedness incurred pursuant to Section 8.2(h), in either case shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the applicable Note Indenture or the agreement or indenture governing such Indebtedness, as applicable, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of such Notes or the trustee or agent in respect of such Indebtedness, as applicable, or the holders of at least 25% of the aggregate principal amount of such Notes or such Indebtedness shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account (which shall permit Investments in Cash Equivalents until applied to the Obligations) opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full (excluding contingent indemnification obligations or obligations with respect to Specific Hedge Agreements), the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1.        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2.        Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3.        Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4.        Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Loan Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.        Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.        Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.        Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9.        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders and, if applicable, the Borrower appoint a successor agent as provided for above.  The Syndication Agent and each of the Co-Documentation Agents may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent or Documentation Agent, as the case may be, hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent or Documentation Agent, as the case may be, hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent or Documentation Agent, as the case may be, the Administrative Agent or any Lender.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.      Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11.      The Lead Arrangers.  The Lead Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.12.      The Syndication Agent and Co-Documentation Agents.  Neither the Syndication Agent nor any of the Co-Documentation Agents, in their capacity as such, shall have any duties or responsibilities, or shall incur any liability, under this Agreement and other Loan Documents.

SECTION 11.         MISCELLANEOUS

11.1.        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan owing to such Lender, extend the scheduled date of any amortization payment in respect of any Term Loan owing to such Lender, reduce the stated rate of any interest or fee payable to such Lender hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of such Lender’s Revolving Commitment (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of mandatory reduction of Commitments shall not constitute an increase of Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of any Lender), or amend, modify or waive Section 4.8(a), (b), (b) or 4.16(b) in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or Majority Facility Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders unless otherwise permitted herein or in any other Loan Document; (iv) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (v) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; or (vi) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender.  Notwithstanding anything to the contrary in this Section 11.1 but subject to the foregoing, Permitted Amendments consummated in accordance with Section 11.21 hereof shall only require the consent of the Borrower, the Administrative Agent and the Revolving Lenders party to a Loan Modification Agreement.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit (to the extent applicable) and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

11.2.        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Lead Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	875 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Edward G. Kitz
Telecopy: (414) 231-7979
Telephone: (414) 231-5901
Email: ed.kitz@roundys.com

With a copy to:

WSP:	One North Wacker Drive
Suite 4800
Chicago, IL 60606
Attention: Jeffrey Beyer
Telecopy: (312) 422-2424
Telephone: (312) 422-5284
Email: jbeyer@willisstein.com

Kirkland & Ellis LLP:	300 N. LaSalle
Chicago, IL 60654
Attention: Christopher Butler, P.C.
Telecopy: (312) 862-2200
Telephone: (312) 862-2000
Email: Christopher.Butler@kirkland.com

The Administrative Agent:	JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 7
Chicago, IL 60603
Attention: Creston Wren
Telecopy: (312) 385-7097
Telephone: (312) 385-7016
Email: creston.m.wren@chase.com

provided, that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or 2.1 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5.        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each Lead Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to the Lead Agents and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Lead Agent shall deem appropriate, (b) to pay or reimburse each Lender and Lead Agent for all its reasonable, out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one counsel to the Lead Agents (unless there is an actual or perceived conflict of interest in which case each Lead Agent affected thereby may retain its own counsel), and one counsel for the Lenders (unless there is an actual or perceived conflict of interest in which case each Lender affected thereby may retain its own counsel) (c) to pay, indemnify, and hold each Lender and Lead Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Lead Agent and their respective officers, directors, employees, affiliates, agents, controlling persons and trustees (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, actual losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or reasonable disbursements of any kind or nature whatsoever with respect to any claims or proceedings brought by a third party in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of one counsel to the Lead Agents (unless there is an actual or perceived conflict of interest in which case each Lead Agent affected thereby may retain its own counsel) and one counsel for the Lenders (unless there is an actual or perceived conflict of interest in which case each Lender affected thereby may retain its own counsel) in connection with claims, actions or proceedings by any Indemnitee against any Loan

Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities to result from the gross negligence or willful misconduct of such Indemnitee or disputes among the Lead Agents and/or any Lenders.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 11.5 shall be payable not later than 30 days after written demand is submitted to the Borrower therefor.  Statements payable by the Borrower pursuant to this Section 11.5, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided, that no consent of the Borrower shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9(a) or Section 9(f) has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; provided, further, that, notwithstanding the foregoing, the Borrower’s consent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a company which is engaged in a business that is substantially similar to the Borrower or is a competitor of the Borrower; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and

(C)           in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Borrower an administrative questionnaire and all requisite tax forms under Section 4.10; and

(D)          in the case of an assignment to a related CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided, that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, together with any tax forms required herein, the Administrative Agent (i) promptly shall accept such Assignment and Assumption and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the

Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10, and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Loan Notes to any Lender requiring Loan Notes to facilitate transactions of the type described in paragraph (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7.        Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           Upon the occurrence and during the continuance of an Event of Default under Section 9(a), in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount to the extent due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, other than payroll or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

11.8.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9.        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.      Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.      Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13.      Acknowledgments.  The Borrower hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)   no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14.      Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b)           At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent indemnification obligations and obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (unless collateralized on terms and conditions satisfactory to the Issuing Lender following the termination of the Commitments and the repayment of all amounts due and payable under the Loan Documents), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall promptly terminate, all without delivery of any instrument or performance of any act by any Person.

11.15.      Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by or on behalf of the Sponsor or Equity Investor or any Loan Party or any of their Subsidiaries or any of such Person’s attorneys, agents or accountants pursuant to this Agreement; provided, that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender, any affiliate of any Agent or Lender or any Approved Fund that are made aware of the provisions of this Section prior to disclosure, (b) to any pledgee referred to in Section 11.6(f) or any actual or prospective Transferee or Hedge Agreement counterparty or any “Other Professional Advisor” referred to in clause (c) below, in each case, that agrees to comply with the provisions of this Section prior to disclosure, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that are made aware of provisions of this Section prior to disclosure (with such Agent or Lender to be responsible for any breach of this Section by such Persons), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16.      WAIVERS OF JURY TRIAL.  THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17.      [Intentionally Omitted].

11.18.      USA PATRIOT Act.  Each Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), and the Agents’ and Lenders’ policies and practices, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow such Agent or Lender to identify the Borrower in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender (to the extent applicable).

11.19.      Effect of Amendment and Restatement of the Existing Credit Facility.  On the Closing Date, the Existing Credit Facility shall be amended, restated and superseded in its entirety.  The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Facility) under the Existing Credit Facility as in effect prior to the Effective Date, (b) such “Obligations” are in all respects continuing (as amended and restated hereby) as indebtedness and obligations outstanding under this Agreement and (c) this Agreement, each of the other Loan Documents and all other ancillary documents executed in connection therewith shall supersede and replace in their entirety the Existing Credit Facility, each other Loan Document (as defined in the Existing Credit Facility) and all ancillary documents executed in connection therewith and all such agreements and ancillary documents shall be of no further force and effect.

11.20.      Consent of Required Lenders.  Upon the receipt of written consents from the Required Lenders (as defined in the Existing Credit Facility) pursuant to Section 6.1(b), and notwithstanding any provision to the contrary contained in the Existing Credit Facility, the Existing Credit Facility may be amended and restated in its entirety so long as (i) the Commitment (as defined in the Existing Credit Facility) of each Lender (as defined in the Existing Credit Facility) not consenting to the amendment and restatement as provided for herein shall terminate upon the effectiveness of the amendment and restatement of the Existing Credit Facility as provided for herein and (ii) at the time that the amendment and restatement of the Existing Credit Facility becomes effective pursuant to Section 11.19, each Lender (as defined in the Existing Credit Facility) not consenting to the amendment and restatement provided for herein receives payment in full of the principal of, and interest accrued on, each Loan (as defined in the Existing Credit Facility) made by it and all other amounts owing to it or accrued for its account (other than contingent indemnification obligations) under the Existing Credit Facility.

11.21.      Loan Modification Offers.  (a) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (but there shall not be more than two offers outstanding at any one time) (each, a “Loan Modification Offer”) to all the Revolving Lenders to make one or more Permitted Amendments (as defined in clause (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than ten Business Days nor more than sixty Business Days after the date of such offer).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Revolving Lenders that accept the applicable Loan Modification Offer.

(b)  The Borrower and each Revolving Lender that accepts the Loan Modification Offer shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement and deliver such Loan Modification Agreement to the Lenders.  Each of the parties hereto agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Revolving Lenders party to such Loan Modification Agreement.

(c)  “Permitted Amendments” shall be (i) an extension of the final termination date of the applicable Revolving Loans and/or Revolving Commitments of the affected Revolving Lenders accepting the applicable Loan Modification Offer (provided that there cannot be more than three Revolving Termination Dates without the consent of the Administrative Agent) and (ii) the payment of the then agreed upon extension fees, if any, to the affected Revolving Lenders accepting the applicable Loan Modification Offer.

IN WITNESS WHEREOF, there parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above

ROUNDY’S SUPERMARKETS, INC.

By:	/s/ Darren Karst
Its:	Chief Financial Officer

BEAR STEARNS CORPORATE LENDING, INC., as Administrative Agent and as a Lender

By:	/s/ Victor Bulzacchelli
Its:	Vice President

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Keith C. Barnish
Its:	Senior Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner, Syndication Agent and as Lender

By:	/s/ William W. Archer
Its:	Managing Director

Annex A

PRICING GRID FOR REVOLVING LOANS AND SWINGLINE LOANS

	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Pricing Level	Revolving Loans	Revolving Loans
I	3.00%	2.00%
II	2.75%	1.75%
III	2.50%	1.50%
IV	2.25%	1.25%

The Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the date which is six months after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 3.50 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.50 to 1.00.

Annex B

GRID FOR EXTENSION FEE RATE BASE PERCENTAGE

Fee Level	Extension Fee Rate Base Percentage – Revolving Extension Fee	Extension Fee Rate Base Percentage – Term Extension Fee

I	1.25%	1.50%
II	1.50%	1.50%
III	1.25%	1.25%

The Extension Fee Rate Base Percentage shall be adjusted, on each Adjustment Date (as defined in Annex A) after the Third Amendment Effective Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the Adjustment Date that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the Extension Fee Rate Base Percentage shall be 1.50%.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Fee Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 3.50 to 1.00.

“Fee Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00.

“Fee Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.00 to 1.00.